Exhibit 10.1
AMENDMENT TO
CONFIDENTIALITY, NON-COMPETITION
AND SEVERANCE PAY AGREEMENT
     This First Amendment to the CONFIDENTIALITY, NON-COMPETITION AND SEVERANCE PAY AGREEMENT (the “Amendment”) is entered into as of this 18th day of June 2007 by and between AMERICAN HOMEPATIENT, INC., a Delaware corporation (the “Company”), and JOHN D. GOUY, a resident of the State of Tennessee (the “Employee”).
     WHEREAS, The Company and the Employee are party to that certain Confidentiality, Non-Competition and Severance Pay Agreement (the “2001 Agreement”) by and between the Company and Employee executed as of January 1, 2001.
     WHEREAS the parties now desire to amend certain terms of the 2001 Agreement as set forth in this Amendment;
     NOW, THEREFORE, In consideration of the mutual covenants contained herein, the parties hereby agree as follows:
I.	Section 2(A) is hereby deleted in its entirety and replaced with the following:
          2. Severance Pay in the Event of Termination or Other Occurrence
          A. In the event there is a “Change in Control” of the ownership of the Company, and the Company within twelve (12) months following such Change in Control, (i) terminates Employee’s employment (ii) without Employee’s consent reduces Employee’s salary or (iii) without Employee’s consent requires Employee to relocate somewhere other than the greater Nashville, Tennessee area then, immediately following termination described in (i) above, or upon Employee’s resignation following any of the occurrences described in (ii) and (iii) above, Employee shall be entitled to receive as a severance payment in a lump sum an amount equal to (150%) of his annual base salary (not including incentive compensation or benefits), as in effect at the time of such termination or resignation, plus (150%) of the annual incentive compensation Employee received for performance during Company’s immediately preceding fiscal year, multiplied by a fraction, the numerator of which is the total number of full calendar months during which Employee was employed by Company during Company’s current fiscal year prior to such termination or resignation and the denominator of which is twelve (12), plus the product of Employee’s then current monthly vehicle allowance, if any, (exclusive of gasoline and oil expense reimbursement) as in effect at the time of such termination or resignation, multiplied by eighteen (18). In addition, any earned but unpaid base salary, unpaid incentive compensation from prior years, and accrued vacation will be paid. The Company will also pay the COBRA premium attributable to Employee’s medical and dental insurance benefits as such benefits were in effect immediately prior to termination or resignation pursuant to this

Section 2(A), with payments beginning on the first day of the calendar month immediately following the date of termination or resignation and continuing until the earlier of (i) eighteen (18) months after the date of termination or resignation, or (ii) the date on which Employee is eligible to receive, as an employee, independent contractor or agent, medical and/or dental insurance benefits from a third party. The Company will deduct from the lump sum severance payment to the Employee the standard employee deduction for medical/dental insurance as in effect on the date of termination or resignation pursuant to this Section 2(A) for up to an eighteen (18) month period. If Employee elects to discontinue COBRA for any reason before expiration of the eighteen (18) month period and notifies the Company of the same in writing, the Company will thereafter refund to the Employee that portion of the deduction not attributable to the COBRA premium actually paid. Further, any stock options granted to the Employee will be fully vested upon a Change of Control, whether or not the Employee is terminated or resigns pursuant to this Section 2(A), notwithstanding any previously stated vesting restrictions but subject to expiration or termination pursuant to the governing stock option plan.
II.	Except as expressly modified by this Amendment, all of the terms and provisions of the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

AMERICAN HOMEPATIENT, INC.

/s/ Frank Powers By: Frank Powers
Title: Executive Vice President

EMPLOYEE:
/s/ John D. Gouy JOHN D. GOUY